EXHIBIT 10.32

AGREEMENT OF LEASE

MADE AND ENTERED INTO IN THE CITY OF MONTREAL, PROVINCE OF QUEBEC, THIS 1st DAY OF JANUARY 2023.

BY AND BETWEEN:

NEOMED INSTITUTE, a corporation governed by the Canada Not-for-profit Corporations Act, having its principal place of business at 7171, Frederick-Banting, City of Montreal, Province of Quebec, H4S 1Z9, herein acting and represented by Matthew Carlyle, CFO, duly authorized as he so declares;

LESSOR
AND:

REPARE THERAPEUTICS INC., Business Corporations Act (Québec), with its head office at 7210, Frederick-Banting, Suite #100, in the City of Montreal, judicial district of Montreal, Province of Quebec, Canada H4S 2A1 herein acting and represented by Christopher Kendall, VP Finance and FP&A, duly authorized as he so declares;

LESSEE

WHICH HAVE ENTERED INTO THE FOLLOWING LEASE AGREEMENT:

ARTICLE I

DEFINITIONS

The following expressions wherever used herein shall have the following meanings:

1.1
“ADDITIONAL RENT” means the additional rent payable by the Lessee pursuant to the provisions of Section 3.2 herein, as well as all sums of money which are required to be paid by the Lessee pursuant to the provisions of this Lease other than the Base Rent.
1.2
“BASE RENT” means the base rent payable by the Lessee pursuant to the provisions of Section 3.1 herein.
1.3
“BUILDING” means the building known and designated as Neomed Institute located at 7171, Frederick-Banting, City of Montreal, Province of Quebec, H4S 1Z9.
1.4
“BUSINESS DAY” means any day other than Saturday, Sunday or legal holidays in the Province of Quebec.
1.5
“BUSINESS HOURS” means from 7h00 to 19h00, Montreal time, Monday to Friday.
1.6
“ENVIRONMENTAL LAWS” means all legally binding laws, regulations, by-laws, orders, approvals, notices, permits and directives of a governmental authority having jurisdiction over the Property or the nature of the business of the Lessee, relating to the environment, public health and safety.

1.7
“INTEREST RATE” means five percent (5%) per annum in excess of the prime interest rate to be charged from time to time by Bank of Montreal for commercial demand loans in Canada in Canadian funds granted to its most creditworthy borrowers, compounded monthly and reckoned from their respective due dates.
1.8
“LEASE” means the present Lease Agreement.
1.9
“LEASED PREMISES” means and comprises the premises having a total rentable square footage of three thousand four hundred and forty-five (3 445) square feet situated in the Building located on the Property, as shown on Schedule “B” and ‘’F’’ attached hereto, together with 10 parking spaces, of which one parking space shall be reserved in the front parking spaces of the NEOMED INSTITUTE.
1.10
“LESSEE” means Repare Therapeutics Inc., its permitted successors and assigns.
1.11
“LESSEE’S PROPORTIONATE SHARE” is established at seven Percent (7,0%) and means the fraction having as its numerator, the rentable square footage of the Leased Premises, and as its denominator, the rentable square footage of the Building, including the rentable area of the Leased Premises, which is deemed to be 49 220 rentable square feet.
1.12
“LESSOR” means Neomed Institute, its successors and assigns.
1.13
“LESSOR’S REPAIRS” means the maintenance, repairs and replacements to (i) the structural elements of the Building, (ii) the roof of the Building, including the roof membrane, (iii) the exterior walls of the Building, (iv) the foundation of the Building (including footings and floor slab) (v) the exterior utility equipment, and (vi) repairs or restoration necessitated by a casualty (such as fire, flood or vandalism), unless any such repairs are required due to the negligence or fault of the Lessee.
1.14
“LESSOR’S WORK” has the meaning provided therefor at Section 4.1.
1.15
“OPERATING EXPENSES” means all costs, charges, impositions, expenses and outlays incurred by the Lessor in connection with the ownership, operation, maintenance, repair, renovation, replacement, insuring, management or administration of the Property and any and all installations, systems and equipment thereof. By way of example only, but without limiting the generality of the foregoing, Operating Expenses shall include all of Lessor’s costs of maintaining the Property in a good and proper state of upkeep and repair as a prudent owner would do, including, without limiting the generality of the foregoing, the cost of all repairs, renovations, demisements, alterations, improvements and replacements effected in respect of the Property, including minor roof repairs, except for structural repairs, repairs to the foundations of any buildings, footings and floor slab, all other Lessor’s Repairs mentioned in Section 1.14 herein, but including all snow removal and landscaping, the cost of labour, materials, services (inclusive of utilities and all applicable taxes thereto) attributable to common areas and facilities of the Property (excluding any part of such costs charged separately to lessees), utility taxes, insurance premiums and other insurance costs, deductible payments, administrative costs directly related to the operation of the Property, and all salaries, benefits and contributions in respect of the employees and other personnel engaged for the Property, any and all security services (if any), the cost of any modification, modernization, improvement or addition to the Property or to any equipment or installations or service therein or thereon, where same is required by law or where it is for the benefit or safety of the users of the Property, all reasonable expenses incurred by the Lessor in obtaining or attempting to obtain a reduction of Property Taxes, any taxes which are in whole or in part computed as a function of the capital employed in respect of the Property, levied upon the Lessor as owner of the Property, whether characterized as a tax on capital or large corporations tax, and an annual management fee equal to Fifteen percent (15%) of the applicable annual Additional Rent. In regard to capital and/or structural repairs or replacements to the Building or the systems thereof, the cost of such repair or replacement shall be amortized over its useful life in accordance with generally accepted accounting principles and charged to Lessee hereunder. Furthermore, Operating Expenses includes all costs, charges, impositions, expenses and outlays incurred by the Lessor in connection with the utilities provided in the Building, the common facilities and the Leased Premises, including, but not limited to, electricity, heating and air conditioning, natural gas, reverse osmosis purified water and vacuum system in the laboratories.

The following costs shall be excluded or deducted, as the case may be, from the Operating Expenses and the Lessee shall not be required to pay:

i)
costs related to financing or refinancing of the Property, including payments of interest on Lessor’s debt;

ii)
any expense incurred by the Lessor for the exclusive benefit of any other lessee of the Property; or in connection with services or other benefits of a type which are not provided to Lessee but which are provided to another lessee or occupant or in connection with the leasing of space in the Property, including brokers fees or commission, legal fees and expenses, marketing and promotion costs, any lessee inducements, the cost of lease take-overs, the cost of market studies and any other fees and expenses of a similar nature;

iii)
any costs related to the acquisition of the Property;
iv)
any reserve for bad debt or other loss of rentals;
v)
any costs or expenses attributable to any latent defect or construction defect in the Property or costs incurred in connection with repairs, alterations, additions, improvements, or replacements made to rectify or correct any defect in the design, materials, or workmanship of the Property;
vi)
the cost of any work which is paid for by a person other than the Lessor under a warranty obligation owed to the Lessor by such third party;
vii)
costs of alterations of other lessee’s spaces, whether for initial occupancy or thereafter;
viii)
costs of selling, syndicating, mortgaging, or hypothecating any of Lessor’s interest in the Property;
ix)
costs incurred in connection with any disputes, including, but not limited to, any disputes between Lessor and its employees, between Lessor and property management, or between Lessor and other lessees or prospective lessees or occupants; and

x)
interest, fines, late fees, collection costs, legal fees, or penalties assessed as a result of Lessor’s failure to make payments in a timely manner or to comply with applicable laws, including regarding the payment of taxes, or to comply with the terms of any lease, hypothec, deed of trust, ground lease, private restriction, or other agreement, except in each case where such failure of the Lessor results from the failure of the Lessee to timely comply with its obligations under this Lease.
1.16
“PARKING AREA” means the area adjacent to the Leased Premises shown cross-hatched in blue on Schedule “C” attached hereto which is to be used as provided for in Article 12.1 of this Lease.
1.17
“PROPERTY” means:

A certain emplacement fronting on Frederick-Banting Street in the Borough of Saint-Laurent, City of Montreal, Province of Quebec, known and designated as being Lot ONE MILLION ONE HUNDRED SIXTY-THREE THOUSAND SEVEN HUNDRED NINETY-SIX (1 163 796) of the Cadastre of Quebec, Registration Division of Montreal, together with the Building (as defined above) and any other improvements thereon erected and the parking facilities serving the Building and any other improvements and bearing Civic Number 7171, Frederick-Banting, Borough of Saint-Laurent, City of Montreal, Quebec, H4S 1Z9, as same may be modified from time to time.

1.18
“PROPERTY TAXES” means all taxes whether special or general, rates, dues and assessments whatsoever, whether under the provisions of the Charter and by By-laws of the City of Montreal, or the Borough of Saint-Laurent, or of any other competent authority whether municipal, governmental or otherwise now charged or hereafter to be charged upon or in respect of the Property or any part thereof (excepting any income or profit taxes of the Lessor), and including, but not so as to limit the foregoing, all property taxes and assessments whatsoever, all municipal taxes, whether general or special, all local improvement taxes, all business taxes, school taxes, water taxes, garbage taxes, and similar taxes. Provided, however, that Property Taxes shall and does not include any business taxes, water taxes, garbage taxes or any other tax assessed directly to, and paid for by, lessees of the Property and not the Lessor. In addition to the foregoing, Property Taxes shall and does not include any and all charges that are or may be charged by the relevant governmental authority in respect to water consumed by, on or about the Property. If any such mode or method of taxation or charge is altered or varied from that in force at the beginning of the Term or should any such new tax or charge be levied or imposed on the Lessor or should the Lessor be substituted therefor then any such new tax, charge or levy shall be included in Property Taxes. Moreover, for greater certainty, if any Property Taxes are re-assessed, the Lessee’s Proportionate Share of such Property Taxes shall be adjusted to take into account such re-assessment.
1.19
“REMAINDER PROPORTIONATE SHARE” means the proportion, expressed as a percentage, which when added to the Lessee’s Proportionate Share represents One Hundred Percent (100%). For greater certainty, the “Remainder Proportionate Share” is intended to represent the proportion of the rentable area of Building not forming part of the Leased Premises, as comprised from time to time.
1.20
“RENT” means the Base Rent and the Additional Rent.

1.21
“TERM” means the period of two (2) years and eight (8) months commencing January 1st, 2023 (the “Commencement Date”) and terminating August 30th, 2025 (the “Expiration of the Term”), unless terminated prior thereto under the provisions hereof.
1.22
“YEAR” means a calendar year occurring in whole or in part during the Term.
ARTICLE II

GRANT AND NET LEASE INTENT

2.1
The Lessor hereby leases the Leased Premises to the Lessee, hereto present and accepting, for the Term, at the Rent, and subject to the terms and conditions herein set forth. The Lessee acknowledges that the Lease is intended to be a net net net Lease in accordance with the custom and usage prevailing for industrial buildings in the Province of Quebec and accordingly, the Base Rent payable by the Lessee in virtue of these presents shall be completely net net net to the Lessor. The Lessor shall not, be responsible for any costs, expenses, impositions, outlays, or any other disbursements of any nature whatsoever arising from or relating to the Leased Premises, to their use or occupation, their contents or to the business conducted therein, and the Lessee shall be responsible for all of these costs, expenses, outlays, or disbursements to the entire exoneration of the Lessor, unless expressly provided to the contrary herein.
ARTICLE III

RENT
3.1
Subject to Section 3.11 herein, the Lessee binds and obliges itself to pay to the Lessor, in lawful money of Canada, and in addition to any Additional Rent as may be provided for hereunder without deduction, reduction, abatement or set-off whatsoever, and without necessity of any demand therefor, the following (net net net) Base Rent:
3.1.1
For the First (1st) year of the Term, commencing January 1st, 2023 and terminating on December 31st, 2023, a Base Rent at the rate of twenty Dollars ($20,00) per square foot for rooms #2217, 2272, 2208A & 2208B per annum, being a sum of two thousand and eight Dollars and thirty-three Cents ($2 008,33) per month, plus applicable taxes in accordance with Section 3.7 herein, payable in advance, without deduction or abatement, by way of equal and consecutive monthly instalments on the first day of each month;
3.1.2
For the First (1st) year of the Term, commencing January 1st, 2023 and terminating on December 31st, 2023, a Base Rent at the rate of nine Dollars and twenty-five cents ($9,25) per square foot for rooms #2215, 2216, 2218, 2219, 2220A & 2220B per annum, being a sum of four hundred and ninety-seven Dollars and ninety-six Cents ($497,96) per month, plus applicable taxes in accordance with Section 3.7 herein, payable in advance, without deduction or abatement, by way of equal and consecutive monthly instalments on the first day of each month;
3.1.3
For the Second (2nd) year of the Term, commencing January 1st, 2024 and terminating on December 31st, 2024, a Base Rent at the rate of twenty Dollars ($20,00) per square foot for rooms #2215, 2216, 2217, 2218, 2219, 2272, 2208A, 2208B, 2220A & 2220B per annum, being a sum of three thousand and eighty-five Dollars ($3 085,00) per month, plus applicable taxes in accordance with Section 3.7 herein, payable in advance, without deduction or abatement, by way of equal and consecutive monthly instalments on the first day of each month;
3.1.4
For the Third (3rd) year of the Term, commencing January 1st, 2025 and terminating on August 31st, 2025, a Base Rent at the rate of twenty Dollars and sixty Cents ($20,60) per square foot for rooms #2215, 2216, 2217, 2218, 2219, 2272, 2208A, 2208B, 2220A & 2220B per annum, being a sum of three thousand one hundred and seventy-seven Dollars and fifty-five Cents ($3 177,55) per month, plus applicable taxes in accordance with Section 3.7 herein, payable in advance, without deduction or abatement, by way of equal and consecutive monthly instalments on the first day of each month;
3.1.5
For the First (1st) and Second (2nd) years of the Term, commencing January 1st, 2023 and terminating on December 31st, 2024, a Base Rent at the rate of nine Dollars and twenty-five cents ($9,25) per square foot for rooms #1208, 1210 & 2116 per annum, being a sum of five hundred and one Dollars and eighty-one Cents ($501,81) per month, plus applicable taxes in accordance with Section 3.7 herein, payable in advance, without deduction or abatement, by way of equal and consecutive monthly instalments on the first day of each month;
3.1.6
For the Third (3rd) year of the Term, commencing January 1st, 2025 and terminating on August 31st, 2025, a Base Rent at the rate of nine Dollars and fifty-three cents ($9,53) per square foot for rooms #1208, 1210 & 2116 per annum, being a sum of five hundred and seventeen Dollars ($517,00) per month, plus applicable taxes in accordance with Section 3.7 herein, payable in advance, without deduction or abatement, by way of equal and consecutive monthly instalments on the first day of each month;
3.1.7
For the First (1st) and Second (2nd) years of the Term, commencing January 1st, 2023 and terminating on December 31st, 2024, a Base Rent at the rate of twenty-five Dollars ($25,00) per square foot for rooms #2232, 2232A, 2233, 2243AL, 2243L & 2251 per annum, being a sum of one thousand nine hundred and sixty-four Dollars and fifty-eight Cents ($1 964,58) per month, plus applicable taxes in accordance with Section 3.7 herein, payable in advance, without deduction or abatement, by way of equal and consecutive monthly instalments on the first day of each month;
3.1.8
For the Third (3rd) year of the Term, commencing January 1st, 2025 and terminating on August 31st, 2025, a Base Rent at the rate of twenty-five Dollars and seventy-five Cents ($25,75) per square foot for rooms #2232, 2232A, 2233, 2243AL, 2243L & 2251 per annum, being a sum of two thousand and thirty-two Dollars and fifty-two Cents ($2 032,52) per month, plus applicable taxes in accordance with Section 3.7 herein, payable in advance, without deduction or abatement, by way of equal and consecutive monthly instalments on the first day of each month;

3.2
During the Term, the Lessee will pay to the Lessor the Rent, in advance, in equal monthly instalments, on the first day of every month during the Term. As such, the Lessee hereby authorizes the Lessor to withdraw, from the account described in Schedule A, every first (1st) day of each month during the Term the monthly instalment of the Rent. The first payment of the Rent will be made on the first day of the Term. If the Term begins on any day other than the first, or ends on any day other than the last, of a calendar month, Rent for the fractions of a month at the beginning and at the end of the Term will be adjusted pro rata, on the basis of the actual number of days in those calendar months.
3.3
Subject to Section 3.12 herein, in addition to the Base Rent, the Lessee binds and obliges itself to pay to the Lessor, in lawful money of Canada, in each year, without deduction, reduction, abatement or set-off whatsoever, and without necessity of any demand therefor, an Additional Rent being the aggregate of:
3.3.1
Lessee’s Proportionate Share of Property Taxes payable in accordance with the provisions of Section 3.4 below; and
3.3.2
Lessee’s Proportionate Share of the Operating Expenses for such year in accordance with Section 3.5 below.

The Additional Rent for the First (1st), Second (2nd) & Third (3rd) years of the Term is currently estimated at twenty-nine Dollars and eleven cents ($29,11) per square foot for rooms ##1208, 1210 & 2116, including the management fee equal to Fifteen percent (15%) of the applicable annual Base Rent.

The Additional Rent for the First (1st), Second (2nd) & Third (3rd) years of the Term is currently estimated at thirty-eight Dollars and nineteen Cents ($38,19) per square foot for rooms #2232, 2233, 2251, 2232A, 2243AL & 2243L, including the management fee equal to Fifteen percent (15%) of the applicable annual Base Rent.

The Additional Rent for the First (1st), Second (2nd) & Third (3rd) years of the Term is currently estimated at fifty-six Dollars and fifty-nine cents ($56.59) per square foot for rooms #2217, 2272, 2208A & 2208B, including the management fee equal to Fifteen percent (15%) of the applicable annual Base Rent.

The Additional Rent for the First (1st) year of the Term is currently estimated at fifty Dollars ($50,00) per square foot for rooms #2215, 2216, 2218, 2219, 2220A & 2220B, including the management fee equal to Fifteen percent (15%) of the applicable annual Base Rent.

The Additional Rent for the Second (2nd) year of the Term is currently estimated at fifty-four Dollars ($54,00) per square foot for rooms #2215, 2216, 2218, 2219, 2220A & 2220B, including the management fee equal to Fifteen percent (15%) of the applicable annual Base Rent.

The Additional Rent for the Third (3rd) year of the Term is currently estimated at fifty-six Dollars and fifty-nine cents ($56.59) per square foot for rooms #2215, 2216, 2218, 2219, 2220A & 2220B, including the management fee equal to Fifteen percent (15%) of the applicable annual Base Rent.

The foregoing estimate is provided to the Lessee for indicative purposes only and shall in no way limit, affect or otherwise circumscribe the provisions of this Lease concerning the calculation and payment of Additional Rent, and for greater certainty, it is understood that while the aforesaid management fee, which is based on applicable annual Base Rent, is determinable in advance, the other elements of Additional Rent are only known as on an ex post facto basis.

3.4
Throughout the Term, Lessee shall pay, as Additional Rent, Lessee's Proportionate Share of the Property Taxes as herein below described:
3.4.1
On or about the Commencement Date, Lessor shall invoice Lessee for Lessee’s Proportionate Share of the Property Taxes for the then current tax year(s) or, should actual bills not yet have been received for such taxation year(s), Lessor shall estimate the amount of the Lessee's Proportionate Share of Property Taxes for the then current taxation year(s) and shall invoice Lessee therefor in equal, consecutive, monthly instalments which Lessee shall pay to Lessor in advance on the first day of each calendar month. When actual bills for all or any portion of the Property Taxes are received, Lessor shall furnish Lessee with a statement setting forth such portion thereof that is payable by Lessee pursuant to this ARTICLE III. If such amount is greater or less than the payments on account thereof theretofore made by Lessee in respect of the applicable period pursuant to this ARTICLE III, appropriate adjustments shall be made forthwith;
3.4.2
In addition to Lessee’s obligation to pay Lessor’s invoices for Property Taxes when the actual bills are received as aforesaid, commencing with the month next following such invoicing Lessee shall make monthly instalments on account of future Property Taxes on the same basis as for the preceding tax year or on the basis of Lessor’s revised reasonable estimate, as the case may be, and so on from time to time; and
3.4.3
During the first and last years of the Term (in the event same comprise less than complete tax years), the amount Lessee is required to pay on account of Lessee’s Proportionate Share of Property Taxes shall be subject to a per diem adjustment.
3.5
Throughout the Term, Lessee shall pay, as Additional Rent, Lessee's Proportionate Share of the Operating Expenses. Prior to the commencement of each Year, or as soon thereafter as reasonably possible, the Lessor shall furnish to the Lessee an estimate of the Lessee’s Proportionate Share of Operating Expenses. The Lessee shall pay to the Lessor on the first day of each month in advance during each Year, as Additional Rent, an amount equal to ONE-TWELFTH (1/12) of such estimated Operating Expenses applicable to such Year. Should the first year of the Term not commence on January 1st, or should the last year of the Term not terminate on December 31st, then prior to the commencement of the Term, or of the last year of the Term, as the case may be, or as soon thereafter as is reasonably possible, the Lessor shall furnish the Lessee an estimate of the Lessee’s Proportionate Share of Operating Expenses for the part of the Year in question and the Lessee shall pay to the Lessor on the first day of each month in advance during the part of the Year in question, an amount equal to such estimates divided by the number of months during the partial Year in question.
3.6
As soon as is practicable, after the end of each Year, or after the Expiration of the Term in the case the final Year, the Lessor shall furnish the Lessee with a statement indicating the Lessee's Proportionate Share of the actual charges for Operating Expenses incurred for such Year (or part of Year, as the case may be), accompanied by a statement of the Lessor’s chartered accountant confirming such amounts, for such Year (or part of Year, as the case may be). The Lessee shall pay to the Lessor forthwith an amount equal to the excess of such actual charges incurred over the amount theretofore paid by the Lessee for such Year (or part of Year, as the case may be) as Additional Rent on account of Operating Expenses. However, should the total amount paid by the Lessee to the Lessor for such Year (or part of Year, as the case may be) as Additional Rent on account of Operating Expenses exceed the Lessee’s Proportionate Share of actual charges incurred for Operating Expenses for such applicable period, the Lessee shall receive a credit, or a reimbursement in the case of the final year, for the excess. The appropriate adjustments shall be made between the parties hereto within thirty (30) days following the date on which the Lessor shall have furnished the Lessee with such statement.
3.7
Any refunds, credits or subsidies of Property Taxes for vacant premises or resulting from reductions of such taxes attributable to there being or having been vacant premises in the Property shall not be deducted from or otherwise reduce Property Taxes and the amounts of any credits (applicable against Property Taxes or other indebtedness) or reductions of such taxes for vacant premises attributable to there being or having been vacant premises on the Property shall be included in Property Taxes, as if such refunds, credits, subsidies or reductions had not been granted, it being the intention of the parties that such refunds, credits, reductions and subsidies shall be for the sole benefit of the Lessor.
3.8
The Lessee undertakes to pay to the Lessor concurrently with the payment in respect of which such taxes are assessed, all goods and services tax (G.S.T.) and Quebec sales taxes (Q.S.T.), and all other goods and services and value added taxes in respect of the Rent, and all other sums payable by the Lessee pursuant to the Lease. Such amounts shall not be considered as forming consideration for the rental of space or the provision by the Lessor of any service under this Lease, but shall be deemed for all other purposes to be Rent and the Lessor shall have all of the same remedies for and rights of recovery of such amounts as it has for the recovery of Rent under this Lease.
3.9
The Lessee agrees that it shall have no right to claim any set off, compensation or deduction in respect of any Rent, or any other sums payable by the Lessee to the Lessor pursuant to the Lease, for any reason whatsoever.
3.10
It is the intention of the parties that the lease of the Leased Premises to the Lessee pursuant to this Lease and the Rent payable by the Lessee hereunder shall be free and clear of all taxes, costs and charges arising from or relating to the Leased Premises and the Lessee shall pay all costs, charges and expenses of every kind and nature regarding the Lessee’s operations in the Leased Premises or any part of the Property. For greater certainty, but without limiting the generality of the foregoing, the Lessee shall be responsible for the payment, to the complete exoneration of the Lessor, of all business taxes, if any, relating to the business carried on by the Lessee in the Leased Premises or any other similar replacement taxes and/or rates which may be levied or imposed upon the business carried on in the Leased Premises or which may be payable by the Lessee as occupant thereof, whether so levied or imposed on the Lessee or the Lessor, as well as water taxes or any other tax assessed directly to, and paid for by, tenants of the Building and not the Lessor. If the mode of collecting such taxes be so altered as to make the Lessor liable therefor instead of the Lessee, the Lessee undertakes to reimburse the Lessor the amounts to be paid by the Lessor as Additional Rent on demand.
3.11
The Lessee agrees that should its bank refuse to honour and pay any cheque which the Lessee may have given to the Lessor in respect of any Rent, or any other sums payable by the Lessee to the Lessor pursuant to the Lease, or for any reason whatsoever, then the Lessor shall have the right to charge the Lessee for a service charge to cover the cost and inconvenience suffered by the Lessor, which the parties hereto fix at Fifty Dollars ($50.00) for the first cheque which has not been honoured and paid, One Hundred Dollars ($100.00) for the second cheque which has not been honoured and paid, and One Hundred and Fifty Dollars ($150.00) for each cheque thereafter which has not been honoured and paid.
3.12
The Lessee’s obligation to pay Rent shall survive the expiration or earlier termination of this Lease. Any Rent or other sum received or accepted by the Lessor and paid by anyone other than the Lessee on behalf of the Lessee shall not release or in any way affect the covenants of the Lessee set out in this Lease and shall not be deemed to constitute or evidence the Lessor’s consent to a sublease or assignment under ARTICLE VIII herein. Any Rent or other sum received by the Lessor from or for the account of the Lessee while the Lessee is in default under this Lease may be applied at the Lessor’s option to the satisfaction in whole or in part of any of the obligations of the Lessee then due under this Lease in such manner as the Lessor sees fit regardless of any designation or instruction of the Lessee to the contrary.
ARTICLE IV

ACCEPTANCE OF LEASED PREMISES
4.1
The Lessee accepts the Leased Premises “as is” and “where is”, save only for the Lessor’s work, as set out in Schedule “D” attached hereto (“Lessor’s Work”). The Lessor’s Work shall be completed by the Lessor, at its own cost, on or prior to the Commencement Date. The Lessor’s Work shall be deemed to be complete on the date that all Lessor’s Work has been performed, other than any details of construction, mechanical adjustment or any other similar matter, the non-completion of which does not materially interfere with the performance by Lessee of its work. However, and notwithstanding the foregoing, the Lessor shall not be liable for damages in the event Lessor's Work, if any, in the Leased Premises has not been completed by a particular date, it being understood that this Lease shall remain in full force and effect except that Base Rent and all other sums payable hereunder shall be calculated as and from the date that the Lessor's Work has been substantially completed or would have been substantially completed had the Lessee not delayed the Lessor in the completion of Lessor's Work. The Lessor shall use commercial reasonable efforts to complete the Lessor’s Work with all due dispatch prior to the Commencement Date. The Lessee shall allow the Lessor to execute the Lessor’s Work during the Fixturing Period (as defined below) without interference.
4.2
The Lessee acknowledges that the Lease is intended to be a net net net lease in which the Lessee is obligated to pay for and maintain the Leased Premises in the manner herein provided.
4.3
Subject to the provisions herein, the Lessee acknowledges having seen and examined the Leased Premises and declares itself to be fully content and satisfied therewith, and save and except for the completion of the Lessor’s Work, the Lessee accepts the Property in its present state and condition, "as is" and "where is" and all repairs, renovations, demisements, alterations, improvements and replacements to the Leased Premises (except for Lessor’s Repairs) as the Lessee may require from time to time during the Term, including such repairs as may be required or may be deemed advisable or necessary to enable the Lessee to obtain or maintain the permits referred to in Section ARTICLE VII below, shall be performed by the Lessor but at the sole cost and expense of the Lessee for which the Lessor will invoice the cost thereof plus an administration fee of fifteen percent (15%).

ARTICLE V

PLACE OF PAYMENT AND ELECTION OF DOMICILE
5.1
The Lessee shall pay the Rent, and all other sums which may be owing by the Lessee to the Lessor pursuant to the Lease, without notice, demand or formality whatsoever, at the office of the Lessor, at 7171, Frederick-Banting, City of Montreal, Province of Quebec, H4S 1Z9, or as directed by the Lessor. All notices to be given to either of the parties hereto pursuant to the Lease shall be in writing and shall be validly given if either delivered personally or sent by prepaid certified mail addressed, in the case of the Lessor, at the above mentioned address, together with a copy to the Attention of Matthew Carlyle, and, to the Lessee, to the Attention: Christopher Kendall at 7210, Frederick-Banting, Suite #100, City of Montreal, Province of Quebec, H4S 2A1. Any such notice, if so mailed, shall be deemed to have been given on the fifth (5th) Business Day following the date of the mailing thereof.
ARTICLE VI

HEATING, AIR-CONDITIONING AND UTILITIES
6.1
The Lessor shall be responsible for the heating and air-conditioning of the Leased Premises and for all gas, electricity and other utilities (excluding telephone) consumed in respect of the heating of the Leased Premises and for making necessary arrangements for the supply thereof. The Lessor shall pay directly to all utilities suppliers, including without limitation, Hydro-Quebec and Energir, or to any electric utility, natural gas supplier and supplier of any other utilities or, as the case may be, to their respective succeeding company, for all electricity, gas and other utilities consumed within the Leased Premises, the cost of which shall, for greater certainty, form part of Operating Expenses.
6.2
The Lessor shall maintain, repair and from time to time replace the equipment relating to such utilities, the cost of which shall, for greater certainty form part of Operating Expenses.
6.3
The Lessor shall heat and air-condition the Leased Premises during Normal Business Hours, excluding holidays to a reasonable degree of temperature during the appropriate seasons, but the Lessee shall hold the Lessor free and harmless from all damages, costs, losses or expenses caused directly or indirectly to the property or operations of the Lessee on the Leased Premises caused from any failure or lack of heat or air-conditioning in the Leased Premises. The Lessor must however maintain the heating and air conditioning equipment in good working order and take necessary measures to repair same when notified by the Lessee.

ARTICLE VII

USE
7.1
The Leased Premises shall be used and occupied by the Lessee only for scientific research, development activities and/or office space in connection thereof including marketing and market development, the whole in compliance with and in conformity to all applicable governmental rules, regulations and by-laws. The Lessee shall not use the Leased Premises, nor allow the same to be used, for any purpose other than that mentioned above, without receiving the prior written consent of the Lessor, which consent shall not be unreasonably delayed or withheld. The Lessee declares that it has obtained, and shall be solely responsible for obtaining of all necessary permits to enable it to operate in the Leased Premises, and it releases and discharges the Lessor from any and all obligations in respect thereof. Nothing herein shall be so interpreted as to imply that this Lease is in any way conditional upon the Lessee obtaining any permits or licenses for the exploitation of such business from any municipal, provincial or other authority or that the Leased Premises may otherwise be used for or be suitable for same, the Lessor making no representation and expressly disclaiming any responsibility with respect to same, and the Lessee acknowledging that the risks related to all such matters are being borne exclusively by the Lessee and at own risk and peril. The Lessee agrees and acknowledges that neither it nor any person, firm, corporation, employee, contractor or sub-contractor, whose services are retained by the Lessee, will carry on any activity in, on or about the Leased Premises that would be contrary to or in derogation from any and all federal, provincial or municipal laws, rules, regulations or by-laws including, but not restricted to, all applicable Environmental Laws.
7.2
Notwithstanding any provision to the contrary, the Lessee shall not run any business or use, allow or tolerate the use of the Leased Premises or any part thereof for any activity that in the opinion of the Lessor would tarnish the character, quality or reputation of the Lessor or the Property, or for any fraudulent or immoral practice, or carry out in the Leased Premises any activity that would be dangerous or harmful or would do anything whatsoever that could hinder the peaceable enjoyment of the other lessees or occupants of the Property or make noise or create foul odours that could inconvenience the other lessee or occupants or neighbours, or create or tolerate any losses or damages, alteration or deterioration of the Leased Premises or the Property or overload the floors in such a way as to jeopardize the structure of the Building. The Lessee, shall not, in any manner whatsoever, hold the Lessor liable for any damages or inconveniences that the Lessee may suffer due to the fault or actions of any other lessee or occupant of the Building, and the Lessee expressly waives all claims and recourses it may or could have in respect of the Lessor pursuant to Sections 1859 and 1861 of the Civil Code of Quebec.
ARTICLE VIII

SUB-LEASE AND ASSIGNMENT
8.1
Should the Lessee desire to sub-lease the Leased Premises or any part thereof, or to assign any of its rights under this Lease, then and so often as such event shall occur, the Lessee shall give to the Lessor written notice of such desire accompanied by a copy of the offer to sub-lease, or a copy of the offer to assign, together in all cases with such financial or other information in respect of the proposed sub-lessee or assignee as the Lessor may so request. The Lessor shall, acting reasonably, within thirty (30) days of receiving all the foregoing notify the Lessee in writing either (i) that it consents to such sub-lease or assignment, or (ii) that it does not consent to such sub-lease or assignment, or (iii) that it elects to terminate the Lease as of a date being ninety (90) days following the date of the Lessor’s notification to the Lessee. In such latter event, the Lease shall be deemed to have terminated as of the expiration of such ninety (90) day period, unless, within ten (10) days next following the Lessor’s notice electing to terminate, the Lessee shall have withdrawn, by way of written notice to such effect to the Lessor, its request to sublease or assign. Where the Lessee shall have withdrawn its request as aforesaid, the Lease shall continue in force unamended. Where any request for sublease or assignment relates to a portion only of the Leased Premises, then, in such a case, where the Lessor shall exercise his option to terminate the present Lease as aforesaid, then the Lease shall be terminated only with respect to that portion of the Leased Premises to which the proposed sublease or assignment related. It is expressly agreed and understood that the rights so conferred to the Lessor have been freely given to the Lessor by the Lessee for valid commercial reasons. Conversely, in such circumstances where the Lessor does not elect to exercise its termination rights pursuant to subparagraph (iii) of the present section, Lessor agrees that in its consent to any request of the Lessee to a sublet or assignment pursuant to the present section shall not be unreasonably withheld, conditioned or delayed.

8.2
Save as stipulated in Section 8.3, if, at any time during the Term, effective control of the Lessee is acquired or exercised by any person(s) or entity(ies) not having effective control of the Lessee on the date of execution of this Lease, whether pursuant to a sale of shares or other transaction or by operation of law, same shall be deemed an assignment of lease and shall be subject to the provisions of Section 8.1.
8.3
Provided that the Lessee is Repare Therapeutics Inc. or a Permitted Transferee (as defined below) thereof, that it is operating its business in the whole Leased Premises in accordance with the terms of this Lease and that it is not in default thereunder (save for a default of minor importance within the meaning of Article 1604 of the Civil Code of Québec), the Lessee will have the right to sublease all or any portion of the Leased Premises and/or to assign the Lease to any entity which (i) is and thereafter remains for the remainder of the Term and any extension or renewal thereof, an affiliate of the Lessee, or of the Lessee's parent company (as “affiliate” and “parent company” are defined in the Canada Business Corporations Act) or (ii) the resulting entity following a merger, amalgamation or bona fide reorganization of the Lessee pursuant to which such resulting entity is the successor in and to all or substantially all of the Lessee’s assets and activities in Canada or (iii) purchases all or substantially all of the Lessee’s shares or assets in Canada (each, a “Permitted Transferee”), without the Lessor's consent, provided the following conditions are met:
a)
a written notice is given to the Lessor within fifteen (15) days of the effective date of assignment or sublease;
b)
Lessee provides the Lessor with all relevant and reasonable documentation and information the Lessor may ask and that is available, demonstrating that the proposed assignee or sublessee complies with the foregoing conditions;
c)
Lessee and assignee or sublessee execute an agreement with the Lessor, satisfactory to the Lessor, setting forth the terms and conditions of the assignment or sublease;
d)
Lessee provides the Lessor with a copy of any such sublease or assignment to the Permitted Transferee;

The Lessor will not have the right, in the circumstances of such assignment or sublet to a Permitted Transferee, to (i) recapture any portion of the Leased Premises; (ii) to delay the Lessee's subleasing efforts; (iii) sublease the Leased Premises for the Lessee; or (iv) set any other conditions that may serve to interfere with the Lessee's rights to mitigate damages, or otherwise unreasonably inhibit the Lessee's ability to sublease or assign the Lease to such Permitted Transferee.

8.4
Where the Lessor fails to respond to the Lessee’s request to an assignment or a sublet, the Lessor shall be deemed to have refused consent.
8.5
In the case of any assignment of this Lease, the assignee must unconditionally and irrevocably assume all of the Lessee’s obligations under this Lease. In the case of any sublease granted for all or a portion of the Leased Premises, the sublessee must unconditionally and irrevocably assume all of the Lessee’s obligations under this Lease as they apply to the portion of the Leased Premises to be sublet, for the term of such sublease. Notwithstanding the assignment or subletting, the Lessee shall remain solidarily responsible with the assignee or sublessee, without benefit of division or discussion, for the payment of the Rent and the performance of all the other obligations of the Lessee under this Lease. In no case shall an assignment of this Lease effect novation or release the assigning Lessee from its obligations hereunder, even if the assignment is consented to by the Lessor. At the Lessor’s sole option, effective whenever the Lessor gives written notice to such effect to the Lessee and to the assignee or sublessee, as the case may be, and without any further formality, all rentals, sub-rentals and other amounts payable by the assignee or sublessee to the Lessee, shall be irrevocably and unconditionally assigned to the Lessor such that all sums shall be paid directly to the Lessor by the assignee or sublessee and the amount so paid will be credited against the Lessee’s Rent under this Lease. It is understood and agreed, however, that if the Lessor does not collect any such rentals, sub-rentals or other amounts from any assignee or sublessee, the Lessee will have no claim or defense against the Lessor in any manner whatsoever.

If this Lease is repudiated, disclaimed, disavowed, resiliated or otherwise terminated by whomsoever in connection with or as a result of the bankruptcy or insolvency of the original Lessee or any assignee or sublessee, the original Lessee and any assignee or sublessee, other than the bankrupt or insolvent person or entity, will enter into a lease upon notice from the Lessor given within sixty (60) days of the Lessor’s knowledge of such repudiation, disclaimer, disavowal, resiliation or other termination, for a term expiring on the date this Lease would have expired but for the repudiation, disclaimer, disavowal, resiliation or other termination and upon the terms and conditions which would have applied during the remainder of the Term had this Lease not been repudiated, disclaimed, disavowed, resiliated or otherwise terminated.

8.6
Any assignment of this Lease, agreed to by the Lessor, must be prepared by the Lessor or its attorneys, and all legal fees relating to this assignment must be assumed by the Lessee.
8.7
Lessee hereby waives the provisions of Articles 1871, 1872 and 1873 of the Civil Code of Quebec together with the provisions of Article 1870 of the Civil Code of Quebec, but in this latter case, only to the extent of any inconsistency with the provisions of the present Lease.
ARTICLE IX

MAINTENANCE, REPAIRS AND ALTERATIONS
9.1
The Lessee shall protect all water, drain and gas pipes, water closets, sinks and accessories thereof, in and about the Leased Premises from all and any damage that the same may be subject to from any cause whatsoever; the Lessee shall keep the same free from all un-cleanliness or obstruction that might prevent the good working of the same. The Lessee shall ensure that the water-closets, sinks, drains and other sanitary conveniences of the Leased Premises shall be used only for those purposes for which each of said facilities were designed, and for no other purpose.
9.2
The Lessee shall deploy all reasonable commercial efforts to ensure that all equipment shall be kept at a sufficient distance from all walls, columns, doors, electrical panels and thermostats and shall further ensure that all exit doors and utility rooms are readily accessible at all times.
9.3
The Lessee shall ensure that it shall not render any portion of the Property in contravention of any of the governmental rules, regulations and by-laws, laws, orders, decisions, ordinances and rulings. The Lessee covenants and agrees to indemnify and hold the Lessor free and harmless from any penalty imposed for, or damages arising from, the breach of any of such rules, regulations and by-laws, laws, orders, decisions, ordinances, rulings by the Lessee or those for whom the Lessee is responsible.

9.4
The Lessor, its agents and representatives shall have the right at all reasonable times, upon twenty-four (24) hours’ written notice, during the Term to enter the Leased Premises to examine the condition thereof or for any other reasons the Lessor deems necessary, acting reasonably.
9.5
The Lessee shall not make any alterations, improvements or additions to the Leased Premises. Any alterations, improvements or additions that may be required by the Lessee shall be performed by the Lessor and its contractors and the costs thereof plus an administration fee of fifteen percent (15%) of the aggregate of such costs shall be charged to Lessee as Additional Rent and shall be paid to the Lessor within ten (10) Business Days of Lessor’s demand to that effect.
9.6
Should any Lessor’s Repairs be deemed necessary at any time during the Term by the Lessor, the Lessor shall make and complete the same with all due diligence, and the Lessee shall permit the same to be performed without demanding any reduction of the Rent, and without any claim for damages or compensation, provided that such repairs be effected and completed with due diligence and in a manner so as to minimize disruption to the Lessee’s operations.
9.7
The Lessee upon becoming aware of any repairs and maintenance to the Leased Premises, which shall be necessary, shall promptly furnish the Lessor with written notification thereof.
9.8
Should any repairs and maintenance to the Leased Premises be required by the fault or negligence of the Lessee or those for whom it is in law responsible, the Lessee shall reimburse the Lessor as Additional Rent the cost of all such Lessor’s Repairs plus an administration fee of fifteen percent (15%) of the aggregate of all such costs, within ten (10) Business Days of Lessor’s demand to that effect.
9.9
The Lessee agrees that should any alarm (including, but not limited to, fire alarm, any sprinkler alarm or the sprinkler system) within the Leased Premises go off due to the fault or negligence of the Lessee, then the Lessee shall be responsible for, and shall indemnify and reimburse the Lessor for, all costs, expenses, fines, charges or otherwise resulting therefrom.
9.10
Upon Expiration or earlier termination of the Lease, the Lessee shall surrender vacant possession of the Leased Premises to the Lessor in good condition, reasonable wear and tear only excepted, in clean broom-swept condition, free of all effects of the Lessee.
ARTICLE X

GARBAGE REMOVAL AND EXTERMINATORS
10.1
The Lessee shall not place or leave, or permit to be placed or left, in or upon any part of the exterior of the Leased Premises or the Parking Area, any debris, garbage or refuse except as allowed by the Lessor at specific times of pick up and deposited in areas indicated by the Lessor in proper receptacles provided and placed for that purpose by the Lessee. In the case of perishable refuse or garbage, the same shall be kept in a properly refrigerated area provided by the Lessee. The Lessee shall pay for the cost of any garbage, debris and refuse removal service that may be required other than that provided by the municipality without charge should the municipality provide such a service. In the event that the Lessee fails to comply with the foregoing provisions, the Lessor, subject to Section 23.1, may rectify the situation and collect all expenses and disbursements from the Lessee as Additional Rent.

ARTICLE XI

ENVIRONMENTAL CONCERNS
11.1
The Lessee undertakes, with respect to the Leased Premises:
11.1.1
To comply with the Environmental Laws and to ensure on a regular basis the respect of such laws by its employees, agents, representatives and other persons or entities for whom it is responsible at law, and its suppliers, customers, representatives, invitees and other persons or entities who have access to the Leased Premises or any part thereof;
11.1.2
That neither it nor its employees, agents, representatives and other persons or entities for whom it is responsible at law, nor its suppliers, customers, invitees or other or other persons or entities who have access to the Leased Premises or any part thereof shall place, keep or store in, on, under or about the Leased Premises, except in compliance with Environmental Laws, any hazardous materials or any toxic, dangerous or radioactive substances, including any chemical or other products included in the definition of “hazardous materials,” “hazardous waste,” “highly hazardous waste,” “quasi-hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants,” “pollutants,” “harmful products,” or terms with similar meanings in any Environmental Law (hereinafter referred to as “Hazardous Materials”), that are brought onto the Leased Premises after the Commencement Date.
11.1.3
That it, its employees, agents, representatives and other persons or entities for whom it is responsible at law, and its suppliers, customers, invitees or other persons or entities who have access to the Leased Premises or any part thereof shall take all necessary and reasonable preventive measures in accordance with Environmental Laws to minimize the risk of leaks or spills from any Hazardous Materials used, generated, manufactured or stored in the Leased Premises by the Lessee which may in any way contaminate the Leased Premises;
11.1.4
That it shall submit the list of Hazardous Materials used in carrying out its activities, if any, at the Commencement Date and updates thereto to the Lessor for approval once a year;
11.1.5
That if it produces or introduces in or around the Leased Premises, any Hazardous Materials whatsoever or if the conduct of its business entails the production or presence of any Hazardous Materials whatsoever in and around the Leased Premises, then, and notwithstanding any provision to the contrary in this Lease or the law, such Hazardous Materials will be and remain its exclusive property or the exclusive property of its customers on behalf of whom it provides services and shall not become the property of the Lessor, notwithstanding the extent to which the Hazardous Materials or products containing Hazardous Materials are integrated into the Leased Premises and notwithstanding the expiration or early termination of the Lease;

11.1.6
That upon expiration or early termination of the Lease, it shall, at its expense, remove and dispose of all Hazardous Materials and all storage and other containers, in accordance with the Environmental Laws to the extent required by the Lessor;
11.1.7
That neither it nor its employees, agents, representatives and other persons or entities for whom it is responsible at law, nor its suppliers, customers, invitees or other persons or entities who have access to the Leased Premises or any part thereof shall in any way contaminate the Leased Premises in violation of Environmental Laws;
11.1.8
To notify the Lessor in writing of any contravention of the Environmental Laws that is in any way related to the environmental condition or quality of the Leased Premises and of any situation which, with the passage of time or otherwise, would be reasonably susceptible of leading to such a contravention, with all due dispatch in each case after the Lessee becomes aware of same;
11.1.9
To remedy without delay any situation for which Lessee, or its employees, agents, representatives, or other persons or entities for whom it is responsible at law, or its suppliers, customers, invitees and other persons or entities who have access to the Leased Premises or any part thereof, are responsible, and which constitutes, or, which with the passage of time or otherwise, would be reasonably susceptible of leading to, a violation of Environmental Laws;
11.1.10
To provide the Lessor, upon request, with any available information and any documents relating to the Lessee’s compliance with Environmental Laws as it pertains to the environmental condition or quality of the Leased Premises, including, without limitation, any relevant compliance report that is available to the Lessee;
11.1.11
To give the Lessor or a representative designated by the Lessor free access to the Leased Premises upon reasonable prior notice so that the Lessor may verify, subject to the obligation of the Lessor to minimize any inconvenience to the Lessee’s activities and operations as may be caused thereby and subject to the duration and frequency of such access visits being reasonable, the Lessee’s complying with the obligations stipulated herein; and
11.1.12
To indemnify and hold the Lessor harmless against aIl costs, liabilities, demands and penalties as may be incurred by the Lessor and relating directly or indirectly to any noncompliance with any Environmental Laws, or relating directly or indirectly to any breach of this ARTICLE XI, by the Lessee, its employees, agents, representatives, or other persons or entities for whom it is responsible at law, or its suppliers , customers, invitees and other persons or entities who have access to the Leased Premises or any part thereof, including, without limitation, legal costs (judicial and extra-judicial) expert fees, penalties, fines, damages and the cost of remedial work needed to conform to the Environmental Laws.

11.2
The Lessee shall indemnify, defend and save harmless the Lessor for and against any and all costs, claims, proceedings, liabilities, obligations, losses, demands, penalties, legal costs (judicial and extra-judicial) expert fees, penalties, fines, damages and the cost of remedial work of any kind or any nature whatsoever in connection therewith asserted against or incurred by the Lessor with respect to any order, decision, decree, judgment, ruling, claim or the like from or by any governmental authority under any Environmental Laws or other third party claims, in each case to the extent relating to, arising from, or in connection with any environmental conditions at, on, within, about, adjacent to, near, concerning, or affecting the Leased Premises, including but not limited to any Hazardous Materials or contamination and/or release or migration occurring at, on, upon, into, within, under, migrating to or from, about, adjacent to, near, or affecting the Leased Premises and that first occurred at any time from and after the Commencement Date and during the Term that is caused or permitted by the Lessee or the operations of the Lessee or its employees, agents, contractors and those for whom it is responsible or those acting under its authority or control.
ARTICLE XII

PARKING AREA
12.1
The Lessee may occupy nine (9) parking spaces in the zone indicated in Schedule “C”, and one (1) parking space in the front parking spaces of the NEOMED INSTITUTE, for its employees and visitors. The front parking space will have to be paid for by the Lessee as Additional Rent at a cost of five hundred Dollars ($500) per month during the Term.
ARTICLE XIII
13.1
Throughout the Term, the Lessee shall take out and keep in force at its sole cost and expense:
13.1.1
An “all risks” insurance policy for two million dollars ($2,000,000) against fire, equipment breakage, operating losses and other claims generally covered by such a policy, at all times covering the full replacement value of the Lessee’s assets in the Leased Premises, leasehold and other improvements made by the Lessee to the Leased Premises as well as any other asset for which the Lessee is legally responsible or assets installed by the Lessee or on its behalf on the Property.
13.1.2
A public liability insurance policy covering bodily injury, property damage, any liability assumed by the Lessee pursuant hereto and any liability arising from activities carried out by the Lessee and any other person in the Leased Premises, and work performed by the Lessee or by any other person, including persons for whom the Lessee is legally responsible, in any part of the Property.

This policy shall be taken out for an inclusive limit of no less than two million dollars ($2,000,000) for each claim involving bodily injury, death or property damage, or for a higher amount, which amount the Lessor may reasonably require, from time to time.

13.1.3
A business interruption insurance in such amounts as will reimburse the Lessee for direct or indirect loss of earnings attributable to all perils insured against by the Lessee hereunder, including without limitation loss of Rent for a minimum period of indemnity of three (3) months.
13.1.4
All insurance required to cover environmental risks.
13.1.5
Any other insurance policy that the Lessor may reasonably require, from time to time.
13.2
All insurance policies shall (i) be in form satisfactory to the Lessor, (ii) be placed with insurers reasonably acceptable to the Lessor, and (iii) provide that they will not be modified, cancelled or permitted to lapse unless the insurer notifies the Lessor in writing at least thirty (30) days prior to the date of modification, cancellation or lapse.
13.3
Each insurance policy shall name the Lessor and any other party required by the Lessor as an additional insured, as its/their interest may appear. Each comprehensive general liability insurance policy shall contain a provision of cross-liability and severability of interests as between Lessor and Lessee. All other insurance policies including, without limitation, the Lessee’s all risk property damage insurance shall contain a waiver of subrogation rights which the Lessee’s insurers may have against the Lessor, the Lessor’s insurers, and persons under the Lessor’s care and control. The Lessee hereby releases and waives any and all claims against the Lessor and those for whom the Lessor is in law responsible with respect to occurrences required to be insured against by the Lessee hereunder or otherwise insured by Lessee. The Lessee shall from time to time furnish the Lessor, upon the Lessor’s request, with certificates of insurance reflecting (or, where the Lessor specifically requires, certified copies of) all such insurance policies and renewals thereof.
13.4
The Lessee agrees that should the Lessee fail to take out or keep in force such insurance at any time during the Term, the Lessor shall have the right to do so and to pay the premiums therefor. In such event, the Lessee shall reimburse the Lessor the amounts paid as premiums and applicable taxes thereon as Additional Rent on demand.
13.5
Notwithstanding the express or implicit obligation of the Lessor to insure and notwithstanding any obligation on the part of the Lessee to contribute to the payment of Lessor’s premiums as contemplated by the provisions of this Lease, Lessee acknowledges that no insurable interest is conferred upon the Lessee under any of the Lessor's insurance policies and that the Lessee shall have no right to recover any proceeds thereunder or to claim any right or title to such proceeds.
13.6
The Lessee shall not keep, use or store, or allow to be kept, used or stored, in the Leased Premises any materials, nor shall the Lessee commit or allow to be committed any acts, which will increase the cost or rate of insurance on the Property against fire or other perils. Should the cost or rate of insurance on the Property or any portion thereof be increased by reason of the Lessee’s use or occupation of the Leased Premises or by reason of any violation of any of the foregoing provisions, the Lessee undertakes to reimburse the Lessor an amount equal to such increase and applicable taxes thereon. The Lessee further undertakes to indemnify the Lessor from all demands made by any lessee of the Property should their cost or rate of insurance be increased by reason of the Lessee’s use or occupation of the Leased Premises or by reason of any violation of the foregoing by the Lessee. All monies payable by the Lessee to the Lessor pursuant hereto shall be deemed Additional Rent payable on demand.
13.7
If the occupancy of the Leased Premises or the conduct of business therein or any acts or omissions of the Lessee in the Leased Premises or any part thereof, causes or results in any increase in premiums of the insurance carried from time to time by the Lessor with respect to the Property, the Lessee shall pay any such increase in premiums and applicable taxes thereon as Additional Rent ten (10) Business Days after invoices for such additional premiums and applicable taxes thereon are rendered by the Lessor. In determining whether increased premiums are caused by or result from the use and occupancy of the Leased Premises, a schedule issued by the organization computing the insurance rate on the Property showing the various components of such rate shall be conclusive evidence of the several items and charges which make up such rate. The Lessee shall comply promptly with all requirements and recommendations of the Insurer’s Advisory Organization of Canada (or any successor thereof), or of any insurer now or hereafter in effect pertaining to or affecting the Leased Premises and the Property. The Lessee hereby acknowledges that said payment does not form part of the fixed Operating Expenses as per these presents.
13.8
The Lessee will indemnify the Lessor and save it harmless from any and all losses or claims, actions, demands, liabilities and expenses in connection with loss of life, personal injury and/or damage to or loss of property: (a) occasioned or caused wholly or in part by any act or omission of the Lessee or anyone for whom it is in law responsible; or (b) arising from any breach by the Lessee of any provisions of this Lease.
13.9
The Lessor will indemnify the Lessee and save it harmless from any and all losses or claims, actions, demands, liabilities and expenses in connection with loss of life, personal injury and/or damage to or loss of property: (a) occasional or caused wholly or in part by any act or omission of the Lessor or anyone for whom it is in law responsible; or (b) arising from any breach by the Lessor of any provisions of this Lease.
13.10
Each of the Lessor and the Lessee releases the other and waives all claims against the other and those for whom the other is in law responsible with respect to occurrences insured against or required to be insured against by the releasing party, whether any such claims arise as a result of the negligence or otherwise of the other or those for whom it is in law responsible, subject to the following:
13.10.1
such release and waiver shall be effective only to the extent of proceeds of insurance received by the releasing party or proceeds which would have been received if the releasing party had obtained all insurance required to be obtained by it under this Lease (whichever is greater) and, for this purpose, the Lessee’s or the Lessor’s deductible amounts under the Lessee’s or Lessor’s insurance shall be deemed to be proceeds of insurance received; and
13.10.2
to the extent that both parties have insurance or are required to have insurance for any occurrence, the Lessee’s insurance shall be primary.
ARTICLE XIV

DAMAGE OR DESTRUCTION

Provided, and it is hereby expressly agreed that if and whenever during the Term hereby leased, or any renewal thereof, the Property or the Leased Premises shall be destroyed or damaged by fire, lightning or tempest, or any of the other perils required to be insured against under the provisions of this Lease, then and in every such event:

14.1
If the damage or destruction is such that the Leased Premises, or the Property, is rendered wholly or partially unfit for occupancy or it is impossible or unsafe to use and occupy and if in either event the damage in the opinion of the Lessor, notice of which is to be given to the Lessee within thirty (30) days of the Lessor being given access to the affected portions of the Property by the competent authorities following the happening of such damage or destruction, cannot be repaired with reasonable diligence within two hundred and seventy (270) days from the happening of such damage or destruction, then either the Lessor or the Lessee may within ten (10) days next succeeding the giving of the aforementioned notice by the Lessor, terminate this Lease by giving to the other notice in writing of such termination, in which event this Lease and the term hereby leased shall cease and be at an end as of the date of such destruction or damage and the Rent and all other payments for which the Lessee is liable under the terms of this Lease shall be apportioned and paid in full to the date of such destruction or damage. In the event that neither the Lessor nor the Lessee so terminate this Lease, the Lessor shall repair the Property with all reasonable speed and the Rent hereby reserved shall abate from the date of the happening of the damage until the damage shall be made good to the extent of enabling the Lessee to use and occupy the Leased Premises.
14.2
If the damage be such that the Leased Premises is wholly unfit for occupancy, or if it is impossible or unsafe to use or occupy it, but, if in either event, the damage, in the opinion of the Lessor, can be repaired with reasonable diligence within two hundred and seventy (270) days of the happening of such damage, the Lessor is to give notice of its decision to repair to the Lessee within thirty (30) days from the Lessor being given access to the affected portions of the Property by the competent authorities following the happening of such damage and the Rent hereby reserved shall abate from the date of the happening of such damage until the damage shall be made good to the extent of enabling the Lessee to use and occupy the Leased Premises and the Lessor shall repair the damage with all reasonable speed unless the damage or destruction is due to the acts or omissions of the Lessee or for those whom the Lessee is at law responsible in which case there shall be no abatement of Rent.
14.3
If, in the opinion of the Lessor, the damage can be made good, as aforesaid, within two hundred and seventy (270) days of the happening of such destruction or damage and the damage is such that the Leased Premises are capable of being partially used for the purposes for which it is hereby leased, then until such damage has been repaired the Rent shall abate in the proportion that the Leased Premises is rendered unfit for occupancy bears to the whole of the Leased Premises and the Lessor shall repair the damage with all reasonable speed unless the damage or destruction is due to the acts or omissions of the Lessee or for those whom the Lessee is at law responsible in which case there shall be no abatement of Rent. Nothing herein contained shall be construed to oblige the Lessor to repair or reconstruct any alterations, improvements or property of the Lessee. On the contrary, all other improvements in and to the Leased Premises shall be the responsibility of Lessee who shall be obliged to repair and re-fixture to a standard at least equivalent to that which existed prior to the date of damage or destruction, to the extent of the proceeds of insurance received by Lessee in respect to its property and improvements.
14.4
Should any hypothecary creditor who may have an interest in any insurance proceeds refuse to permit the use of such proceeds for the repair, replacement, rebuilding and/or restoration as hereinabove provided and for the payment of amounts expended for such purposes, then the Lessor's obligation to repair or rebuild as provided for hereinabove shall cease and shall be null and void and the Lease shall be cancelled effective as of the date of the damage, unless the Lessor, at the Lessor's sole option, chooses to repair and rebuild in which latter event, Rent shall abate from the date of the happening of such damage, until the damage shall be made good to the extent of enabling the Lessee to use and occupy the Leased Premises.

14.5
Should the Lessor fail to complete such repair or restoration to the Leased Premises for any reason whatsoever within the delay set forth in Paragraph 14.1 above, the Lessee may terminate the Lease by written notification to the Lessor to be given within thirty (30) days following the expiration of the two hundred and seventy (270) day period mentioned above, which termination shall become effective at the expiry of such thirty (30) days unless the repair/restoration shall have then been substantially completed.
14.6
In no event shall the Lessor be liable to the Lessee for any loss or damage caused by damage or destruction, or caused by any delay in the restoration or repair, subject to Lessee’s right to terminate the Lease pursuant to section 14.5 herein.
ARTICLE XV

SIGNS
15.1
The Lessee has no right to install any sign on the exterior of the Building or on any part of the Property. The Lessee shall have the right from time to time during the Term to display and maintain a sign at the entrance of its Leased Premises to advertise its business, subject to the Lessor’s prior written approval with respect to the appearance, construction and size of the sign, and which approval shall not be unreasonably withheld. Any such sign shall be dignified in appearance and shall comply with all applicable laws, by-laws, rules and regulations. The Lessor will remove the sign at the termination of the Lease, and the costs of any repair resulting from the removal of such sign shall be at the sole cost of the Tenant.
ARTICLE XVI

INTEREST
16.1
The Lessee shall pay to the Lessor interest calculated at the Interest Rate on all overdue payments of Base Rent, of Additional Rent, and of all other sums which may be owing by the Lessee to the Lessor pursuant to the Lease, calculated from the due date of the amount in question to the date of payment, compounded monthly. Overdue interest shall also bear interest at the Interest Rate.
ARTICLE XVII

NO TACIT RENEWAL
17.1
Subject to the Lessee’s option to renew provided herein, the Lease shall terminate ipso facto without notice or demand at the Expiration of the Term or upon earlier termination in accordance with this Lease, and any continued occupation of the Leased Premises by the Lessee shall not have the effect of extending the Term or renewing the Lease for any period of time, the whole notwithstanding the provisions of Article 1879 of the Civil Code of Quebec. Should the Lessee continue occupation of the Leased Premises beyond the Expiration of the Term, the Lessee shall be presumed to occupy the Leased Premises under a tenancy from month to month in consideration of a monthly Rent equal to the aggregate of (i) Two Hundred (200%) of the monthly Base Rent payable by the Lessee to the Lessor during the last month of the Term, plus (ii) the Additional Rent payable by the Lessee to the Lessor during the last month of the Term, plus (iii) all other sums payable by the Lessee to the Lessor pursuant to the provisions of the Lease. The foregoing month to month tenancy is without prejudice to the Lessor’s rights to evict the Lessee by force, by injunctive proceedings or otherwise.

ARTICLE XVIII

OVERLOADING
18.1
The Lessee shall not bring or cause to be brought into the Leased Premises any machinery, equipment or other effects that by reason of their weight, size or otherwise might damage the Leased Premises or overload the electrical, mechanical or plumbing systems of the Leased Premises, or the floors, ceilings, walls, columns, or any other part of the Leased Premises. The Lessee hereby assumes responsibility for all damage resulting therefrom.
ARTICLE XIX

GLASS AND WINDOW PANES
19.1
The Lessor shall replace any glass or window panes in the Leased Premises that may be broken, cracked or damaged during the Term and the cost thereof shall be included in the Operating Expenses.
ARTICLE XX

NO ABATEMENT OR REDUCTION OF RENT
20.1
There shall be no abatement from, nor reduction of, nor compensation of any kind or nature whatsoever, with respect to the Base Rent, the Additional Rent, or any other sums payable by the Lessee to the Lessor pursuant to the Lease by reason of (i) partial or temporary interruption, failure or stoppage of light, plumbing service, sprinkler service, electric service, wiring, or anything whatsoever in and about the Leased Premises resulting from any cause whatsoever, (ii) gas, fire, water, steam, smoke, rain or snow leaking or flowing in or flooding the Leased Premises, or (iii) any delays with respect to snow removal; whether the same result to the Lessee, its employees, suppliers, customers, or to any other person, or to any property belonging to the Lessee or any other person, in or about the Leased Premises, provided the Lessor diligently proceeds to remedy the situation in question where it is its obliged to do so.
ARTICLE XXI

NON-RESPONSIBILITY OF LESSOR
21.1
Except for the Lessor’s fault or negligence and to the extent permitted by law, the Lessor shall not be liable for any damages, consequential or otherwise, injury or death, and the Lessee agrees to indemnify and keep the Lessor free and harmless from any damages, losses and costs in respect of any claims for damage to property or injury or death to persons occurring in, upon or about the Leased Premises, sustained by the Lessee, its employees, agents, representatives, or other persons or entities for whom it is responsible at law, or its suppliers, customers, invitees and other persons or entities who have access to the Leased Premises or any part thereof, resulting from (i) the causes mentioned in Section 20.1 above. The Lessee agrees not to hold the Lessor in any way responsible for any damage or annoyance which the Lessee may sustain through the negligence, misconduct, or otherwise of any lessees or occupants who may occupy any other premises forming part of the Property.
ARTICLE XXII

ENTRY INTO THE LEASED PREMISES
22.1
The Lessee agrees to allow prospective purchasers and prospective hypothecary creditors to visit the Leased Premises during Business Hours upon twenty-four (24) hours’ written notice except in cases of emergency, whereupon entry shall be immediate. During the last twelve (12)

months of the Term, the Lessee agrees to allow person or persons who may be desirous of leasing the Leased Premises to visit the same during Business Hours upon twenty-four (24) hours’ written notice, and to allow for rent signs or notices to be posted on or near the Leased Premises.
ARTICLE XXIII

DEFAULT PROVISIONS
23.1
Should the Lessee fail to fulfil any covenant or obligation incurred or assumed by it in this Lease, after having received a ten (10) day prior written notice from the Lessor to such effect, or should same not be capable of being remedied in ten (10) days, if the Lessee does not diligently commence to remedy same within the ten (10) day delay or does not complete such rectification thereafter in a diligent manner, the Lessor shall have the right to cure the default on behalf of the Lessee and to charge Lessee for all sums so paid plus an administration fee of Fifteen percent (15%) on all such incurred costs, and Lessee shall forthwith repay them to the Lessor as Additional Rent. The Lessor, in addition to any other rights, shall have the same remedies and may take the same steps for the recovery of all sums which the Lessee is to pay or reimburse the Lessor pursuant to the Lease, as it may have for the recovery of rental arrears under the terms of this Lease.
23.2
In any of the following events, namely:
23.2.1
If the Lessee shall fail to pay to the Lessor any instalment of Base Rent or Additional Rent or any other monies owing by the Lessee to the Lessor pursuant to the Lease (it being understood that the Lessee shall no longer be entitled to the benefit of any notice of non-payment as contemplated by section 23.1 in the event that Lessee has failed to pay any such amount to Lessor when due on two (2) or more occasions falling within any period of three hundred and sixty-five (365) consecutive days, and shall on any subsequent occasion be considered in default hereunder on any subsequent occurrence of non-payment without any grace or cure period in respect thereof);
23.2.2
If the Lessee be declared dissolved, bankrupt, or wound-up, or shall make any general assignment for the benefit of its creditors, or take or attempt to take the benefit of any insolvency, winding-up or bankruptcy legislation, or if a petition in bankruptcy or in winding-up, or for reorganization be filed by or against the Lessee, or if a receiver or trustee be appointed for or enter into physical possession of the property of the Lessee, or any part thereof, and if such receiver or trustee is not removed within ten (10) days of his appointment;
23.2.3
If the Lessee shall assign, sublease or permit the use of the Leased Premises by others except in the manner as herein permitted;
23.2.4
If the Lessee shall fail to take possession of the Leased Premises, or if the Lessee shall abandon the Leased Premises;
23.2.5
If any insurance carried by the Lessor or by any lessee of the Property be cancelled in consequence of the business carried on by the Lessee or in consequence of anything brought into or stored in the Leased Premises by the Lessee;

23.2.6
If the Lessee shall default in the performance of any of its other obligations under the Lease;
23.2.7
If any execution be issued against the property of the Lessee in or on the Property pursuant to a judgment against the Lessee unless Lessee has taken steps to satisfy the judgment or is bona fide contesting such execution and such execution has been finally satisfied, stayed or quashed within thirty (30) days from its issuance;

this Lease, may be terminated forthwith at the option of the Lessor upon written notice to the Lessee. It is expressly agreed that such right of termination is without prejudice to Lessor’s other rights and recourses in the circumstances. In such event, the Lease shall expire and be at an end, and anything herein before to the contrary notwithstanding, as of the date set forth in the Lessor’s aforementioned written notice, and the then current month’s Base Rent and Additional Rent, plus the next ensuing twelve (12) months’ Base Rent and Additional Rent shall thereupon immediately become due and payable, without prejudice to the Lessor’s other rights and recourses in the circumstances, including without limitation, the Lessor’s right to obtain greater damages. Furthermore, in such event, the Lessor without any further formality or judgment, may re-enter and take possession of the Leased Premises as though the Lessee or its employees, agents or representatives, or such other occupant or occupants of the Leased Premises were over-holding lessees and, to remove therefrom any persons or property occupying the Leased Premises, and to bolt the Leased Premises and change the locks thereof. The Lessor shall have the right to re-let the Leased Premises to whomsoever it may choose without further notice or demand being necessary, and may recover from the Lessee all expenses of such re-letting (including any repairs or improvements necessitated thereby), in addition to the amounts mentioned above.

23.3
In addition to the foregoing and without prejudice to the Lessor’s other rights and recourses hereunder, in the event of the bankruptcy of the Lessee, there shall immediately become due and exigible in favour of the Lessor, on account of accelerated rent, an amount equal to Base Rent and Additional Ren for a period of three (3) months next following the bankruptcy or for such longer period of time as may be allowed by any applicable bankruptcy or insolvency legislation in force from time to time. Furthermore, in the event of Lessee's continued occupancy of the Leased Premises after the filing of a proposal or a notice of intention to file a proposal pursuant to the provisions of the Bankruptcy and Insolvency Act, and any amendments thereto or replacements therefore or under any other insolvency legislation and said continued occupancy commences on a day which is not the first day of any calendar month, any Rent or other amounts payable on a monthly basis hereunder for such month and for any other partial month of the Term shall be calculated on a per diem basis and be paid in advance.
23.4
In the event that the Lessor is required to retain the services of a solicitor to enforce the fulfilment by the Lessee of any obligation undertaken by it under the Lease, then in each such event the Lessor shall be entitled to demand from the Lessee, in addition to and without prejudice to judicial costs otherwise payable by the Lessee, and whether or not judicial proceedings are in fact instituted, an amount equal to all reasonable legal costs, expenses and disbursements incurred by the Lessor to enforce the fulfilment by the Lessee of any such obligation plus the cost of all inspections and environmental assessments, plus all costs incurred to enforce the fulfilment of any such obligation, plus an indemnity equal to FIFTEEN PERCENT (15%) of the amount otherwise owing by the Lessee to the Lessor. Such indemnity is to indemnify the Lessor for additional administrative expenses incurred in connection with the enforced fulfilment by the

Lessee of its obligations hereunder. Such legal costs, expenses and disbursements, and such indemnity shall be payable on demand as Additional Rent.
23.5
The Lessee hereby waives the provisions of Article 1883 of the Civil Code of Quebec.
ARTICLE XXIV

EXPROPRIATION
24.1
If during the Term, the whole or a substantial portion of the Leased Premises is expropriated which renders the remainder of the Leased Premises unsuitable for the purpose intended in this Lease, the Lease shall cease and terminate as of the date on which vacant occupancy of the Leased Premises or the portion thereof in question is required by the expropriating party, and the Lessee shall pay to the Lessor the Rent and all other sums which may be owing by the Lessee to the Lessor pursuant to the Lease to such date.
24.2
In the event that Thirty percent (30%) or more of the Property be expropriated, whether or not the Leased Premises are affected, then the Lessor shall have the right to terminate the Lease as of the date on which vacant occupancy of the Property or the portion thereof in question is required by the expropriating party, provided the Lessor furnishes the Lessee with a one hundred and eighty (180) day prior written notice of such termination. In such event, the Lease shall terminate as of such date and the Lessee shall pay to the Lessor the Rent and all other sums which may be owing by the Lessee to the Lessor pursuant to the Lease to such date. Should the Lessor fail to furnish the Lessee with the aforementioned notice, the Lease shall continue in full force and effect.
24.3
If the expropriation of a part of the Leased Premises does not render the remainder of the Leased Premises unsuitable for the purpose intended in this Lease, then the Rent and all other sums payable by the Lessee to the Lessor pursuant to this Lease shall abate from the date on which occupancy of the portion so expropriated is taken by the expropriating party, in the proportion that the area of the part of the Leased Premises so expropriated bears to the area of the entire Leased Premises.
24.4
The Lessor and Lessee agree that the entire expropriation proceeds payable in respect of the expropriation of the Leased Premises or any part thereof, or payable in respect of the expropriation of the Property or any part thereof, shall be paid and belong to the Lessor, subject to the provisions of section 24.5 below which may be awarded or recoverable by the Lessee.
24.5
In the event that the expropriation affects the Leased Premises but does not result in the termination of the Lease but yet requires the reconstruction or replacement of some portion of the Leased Premises, such reconstruction or replacement shall be carried out by the Lessor at its expense in a good and workmanlike manner, and as expeditiously as reasonably practical, provided that the cost thereof does not exceed the amount of compensation award payable to the Lessor in respect of the cost of such reconstruction or replacement. The Lessee hereby expressly waives any right or claim to any part thereof. The Lessee shall have the right to claim and to recover from the expropriating authority (though not from the Lessor) such compensation as may be separately awarded or recoverable by the Lessee in its own right on account of any and all damages to the Lessee’s business by reason of such expropriation or on account of any and all costs, losses, disbursements or otherwise which the Lessee may suffer as the result of such expropriation.

24.6
In no event shall the Lessor be liable to the Lessee for any loss or damage caused by expropriation for any reason whatsoever.
ARTICLE XXV

SECURITY
25.1
The Lessee clearly acknowledges and understands that any security services engaged by the Lessor at the Property are strictly and exclusively for the Lessor itself. Consequently, the Lessee acknowledges that any security services at the Property may be altered or eliminated at any time during the Term and the Lessee acknowledges and agrees that the Lessor shall not in any way be liable for any damages, costs or losses of any nature whatsoever, however caused, including but not limited to due to the fault or negligence of the Lessor or any person for whom it is responsible at law and resulting from any deficiency or failure in the security services in effect for the Property or due to the lack thereof.
25.2
The Lessee undertakes and agrees not to temper with, alter, remove or otherwise disable any and all security equipment in the Leased Premises and in the Property, including, but not limited to fire prevention and detection equipment.
ARTICLE XXVI

RULES AND REGULATIONS
26.1
The Lessee undertakes to observe and apply the regulation appended hereto as Schedule “E”. The Lessor shall have the right, at any time and from time to time, to make or vary such reasonable rules and regulations as may be desirable, in the sole opinion of the Lessor (but not inconsistent with the provisions of this Lease), for the safety, care, cleanliness, operation and maintenance of the Leased Premises, the Parking Area, and the Property, and for the preservation of good order therein provided that such rules and regulations apply to all of the lessees of the Property. The Lessor shall furnish the Lessee with written notice of such rules and regulations, and all such rules and regulations shall be faithfully observed and performed by the Lessee, its employees, agents and representatives. The Lessor shall not be responsible to the Lessee for the non-observance or violation of any such rules or regulations by any other lessee.
26.2
The Lessee covenants with the Lessor that it will not do, or omit to do, or permit to be done or omitted, anything upon or in respect of the Leased Premises, the doing or omission of which (as the case may be) shall be or result in any nuisance, noise, disturbance or discomfort to other lessees, nor shall it create any noxious odours, unreasonable noise, dust, fumes or smoke.
26.3
Notwithstanding the foregoing, the Lessor shall ensure that the quiet and peaceful enjoyment of the Leased Premises by the Lessee is not interrupted, disturbed or hindered by demands or claims from the Lessor or from any party for whom the Lessor is in law responsible.
ARTICLE XXVII

MORTGAGES AND SUBORDINATION
27.1
The Lease and all the rights of the Lessee hereunder are and shall be subject and subordinate at all times to any and all mortgages, hypothecs or trust deeds affecting the Property which have been executed or which may at any time hereafter be executed, and any and all extensions and renewals thereof and substitutions therefor.

27.2
The Lessee covenants and agrees that if, by reason of default by the Lessor under any hypothec, trust deed or other charge to which the Lease is subject or subordinate, the Lessor’s title is terminated, the Lessee will attorn to the hypothecary creditor or trustee or the acquirer of the Property pursuant to any action taken under any such hypothec, trust deed or other charge and the Lessee will recognize such person as the Lessee’s Lessor under this Lease.
27.3
The Lessee agrees to execute and deliver, at any time and from time to time, upon the request of the Lessor or of the holder of any such hypothec, trust deed or other charge, any instrument which may be necessary or appropriate to evidence such attornment. Notwithstanding the foregoing, Lessee’s obligation to execute any such attornment instrument requested by the holder of any such hypothec, trust deed or other charge, shall be conditioned upon Lessee’s receipt of a commercially reasonable non-disturbance agreement.
27.4
The Lessee shall upon request of the Lessor furnish to each creditor under a hypothec, trust deed or other charge, a written statement that the Lease is in full force and effect and that the Lessor has complied with all its obligations under the Lease (or state those with which it has not complied) and any other reasonable written statement, document or estoppel certificate requested by any such creditor.
ARTICLE XXVIII

RELEASE OF LESSOR
28.1
In the event of any sale or other alienation of Lessor’s rights in the Property to an arm’s length third party acquirer, the Lessor shall be entirely released and relieved of all covenants and obligations of the Lessor hereunder as of the date of such sale/alienation, provided such acquirer agrees to assume and carry out any and all covenants and obligations of the Lessor hereunder.
ARTICLE XXIX

AMENDMENT OF LEASE
29.1
No assent or consent to changes in or waiver of any part of this Lease shall be deemed or taken as made unless the same be done in writing and attached or endorsed hereon by the Lessor and the Lessee. No covenant or term of the Lease stipulated in favour of a party hereto shall be waived, except by express written consent of such party, whose forbearance or indulgence in any regard whatsoever shall not constitute a waiver of the covenant, term or condition to be performed by the other party and until complete performance by a party of such covenant, term or condition, the other party shall be entitled to invoke any remedies available under the Lease or by law despite forbearance or indulgence.
ARTICLE XXX

NO REPRESENTATIONS OR WARRANTIES
30.1
The Lessee agrees that the Lessor has made no representations or warranties to the Lessee whatsoever except as may be provided for in the Lease, and that the Lease constitutes the total agreement between the parties hereto.
30.2
The Lessee acknowledges that the Lease has been freely negotiated by the Lessee, and that it has had the opportunity to engage legal counsel to review the Lease and to advise it prior to the Lessee’s execution of same.

30.3
Notwithstanding the foregoing, the Lessor hereby represents and guarantees that that the Leased Premises and all building systems therein shall as at the Commencement Date be in good working order and condition.
30.4
The signatories hereby declare being duly authorized to sign the present Lease Agreement and bind the company that they represent.
ARTICLE XXXI

SEVERABILITY
31.1
Should any term or provision of the Lease be deemed illegal, unenforceable, or contrary to public order and good morals, under the laws of the Province of Quebec, such provision(s) shall be considered severable, and the remainder of this Lease and its conditions shall remain in full force and effect as though such provision(s) had never been included.
ARTICLE XXXII

SUCCESSORS AND ASSIGNS
32.1
The Lease shall be binding upon, and inure to the benefit of, the respective heirs, successors, administrators and assigns of the Lessor and the Lessee, provided that nothing in this Article shall be construed as permitting the Lessee to sublet, assign or transfer any interest in the Lease other than as specifically provided in the Lease.
ARTICLE XXXIII

FORCE MAJEURE
33.1
In the event that either the Lessor or the Lessee shall be delayed or hindered in or prevented from the performance of any act required hereunder by reason of causes beyond the reasonable control of the performing party, including without limitation, strikes; lock-outs; labour troubles; inability to procure materials; failure of power; pandemics; epidemics; restrictive governmental laws or regulations; declarations of a state of emergency by the applicable governmental authority which prevent the Leased Premises from being open; public health emergencies where the Leased Premises are required or recommended by the applicable governmental authority or public health agency having jurisdiction to close along with the closure of other similar businesses within the municipality in which the Leased Premises are located; riots; insurrection; war or acts of war (a “Force Majeure Event”), then performance of such act shall be excused for the period of the delay caused by the Force Majeure Event and the period for the performance of any such act shall be extended for a period equivalent to the period of such delay caused by the Force Majeure Event. However, in no event shall financial inability be considered to be a cause of Force Majeure nor shall it permit any delay or waiver of the payment of Base Rent or Additional Rent. Moreover, in the event that the Lessee’s fixturing is delayed due to a Force Majeure for a period of up to 90 days, and provided that the Lessee notifies the Lessor of the Force Majeure Event and takes commercially reasonable action to mitigate any delay, the Fixturing Period shall be extended on a day for day basis, and the Commencement Date and Expiration of the Term (and the dates provided increases in Base Rent as contemplated in section 3.1) shall be extended accordingly. An event or circumstance contemplated in this Section 34.1 shall be deemed not to be an eviction or disturbance of the Lessee’s enjoyment of the Leased Premises and the occurrence thereof shall not render the Lessor liable in damages to the Lessee or entitle the Lessee to claim any diminution in Rent but, upon such occurrence, the Lessor shall without delay take all reasonable steps to terminate the event or circumstance in question.

ARTICLE XXXIV

APPROVAL OF LESSOR

34.1
Wherever the Lessor's consent is required to be given hereunder or wherever the Lessor must approve any act or performance by the Lessee, such consent or approval, as the case may be, shall be given in writing by the Lessor before same shall be deemed to be effective and, shall not be unreasonably withheld, conditioned or delayed.
ARTICLE XXXV

TIME TO BE OF THE ESSENCE

35.1
Time shall be of the essence of this Lease.
ARTICLE XXXVI

PUBLICATION OF LEASE
36.1
This Lease shall not be published at length but only by notice pursuant to the provisions of the Civil Code of Quebec and then only if the form and the terms of such notice have first been approved by the Lessor in writing, which approval shall not be unreasonable withheld. The form shall not contain any financial provisions or conditions. All costs of publication shall be assumed by the Lessee. The Lessee shall, at the expiration or earlier termination of this Lease, radiate all registrations of any such notice of lease failing which the Lessor will have the right to cause such radiation and to charge to the Lessee the cost thereof.
ARTICLE XXXVII

SCHEDULES
37.1
The Schedules attached to this Lease are included in and form an integral part of this Lease.
37.2
This Lease and such rules and regulations as may be adopted and promulgated by the Lessor and provided to the Lessee, from time to time constitute the entire agreement between the parties.
ARTICLE XXXVIII

INTERPRETATION
38.1
The singular number shall be deemed to include the plural and any gender shall be deemed to include the neuter, masculine or feminine where required. Where there is more than one Lessee, they shall be jointly and solidarily bound to the fulfilment of their obligations hereunder. The headings herein are for convenience only and shall not constitute a part of the Lease. The definition of any words used in any Article of the Lease shall apply to such words when used in any other Article hereof whenever the context is consistent.
ARTICLE XXXIX

GOVERNING LAW
39.1
The Lease shall be construed and governed by the laws of the Province of Quebec and the Parties irrevocably submit to the exclusive jurisdiction of the courts of the Province of Quebec for the settlement of any dispute that may arise in connection with the present Lease.

ARTICLE XL

LEGAL COSTS AND BROKERAGE COMMISSIONS
40.1
The Lessor and the Lessee shall each pay their own legal fees in respect of the negotiation and execution of this Lease.
40.2
The Lessee represents and warrants that no broker, agent or other intermediary was involved in this transaction and in the negotiation and preparation of this Lease. Consequently, the Lessee shall indemnify and hold the Lessor harmless from any action instituted by brokers or agents for payments of fees or commissions associated with the transaction.
ARTICLE XLI

CIVIL CODE WAIVERS
41.1
The Lessee hereby waives any rights which it may have or enjoy at any time pursuant to Article 1854 (2nd paragraph), 1859, 1861, 1867 (second paragraph, in fine), 1868 (second paragraph, in fine), 1881 and 1883 of the Civil Code of Quebec or any replacement legislation.
ARTICLE XLII

CONTESTATION OF TAXES
42.1
The Lessor shall have no obligation to contest, appeal, object to or litigate the levying or imposition of any Property Taxes and/or any valuation imposed with respect thereto, and Lessor may settle, compromise, consent to, waive or otherwise determine, in its sole discretion, all matters and things relating thereto.
ARTICLE XLIII

CONFIDENTIALITY

43.1
The parties will maintain all Confidential Information (as hereinafter defined) in confidence and will not disclose such information to any other party without written consent. "Confidential Information" includes the terms of this Lease and any and all information whether in oral, written or other form, which is communicated by Lessee to Lessor relating to Lessee’s proposed development and use of the Leased Premises, including but not limited to, architectural plans, specifications, site plans and drawings (regardless of whether such information is labelled as confidential), but shall not include any information:
43.1.1
is in or comes into the public domain otherwise than by any breach of the present Lease;
43.1.2
the recipient can show that such information was in its possession by virtue of being recorded in its files or being in its use prior to receipt from the other party; or
43.1.3
is received by a party hereto from a third party acting in good faith, legally in possession of such information, without restrictions as to its disclosure or use of the kind provided for by this Lease.

Confidential Information may be released (i) to the parties’ employees, partners, legal counsel, consultants and lenders who have a reasonable need for such Confidential Information, provided that such individuals agree to maintain the confidential nature of the information; (ii) as may otherwise be required by law; or (iii) as may be necessary for a party to give effect to or otherwise enforce its rights under the present Lease. This provision will be binding upon execution of this Lease or the Lease is terminated.

ARTICLE XLIV

AUDIT RIGHTS
44.1
Lessee will have the right to audit the Operating Expenses and the Property Taxes. Lessee will initiate any audit by giving written notice to Lessor of Lessee’s intent to audit. Lessee's notice shall be given within ninety (90) days after Lessee's receipt from Lessor of (i) an annual recalculation of the Operating Expenses and the Property Taxes, and (ii) Lessor's notice to Lessee stating the Operating Expenses and Property Taxes for any calendar year and the audit shall occur within one hundred and twenty (120) days after Lessor’s receipt of Lessee’s written notice, failing which Lessee shall be prescribed from auditing the period in question and shall be deemed to have accepted Lessor’s calculations. Lessee's audit may be conducted only by employees or consultants of Lessee or chartered accountants retained by the Lessee for such purposes, and under no circumstances shall same be conducted by any person or entity acting on a success or recovery basis. Lessee shall provide Lessor with a copy of the audit within thirty (30) business days of receipt. Where the Lessor disagrees with any results of such audit, and the parties are unable to settle same within thirty (30) business days following Lessor’s receipt thereof, then in such case, Lessor may, at any time within ten (10) business days following expiry of the aforesaid thirty (30) business day period, submit the unsettled or disputed matters for determination to a national or regional firm of chartered accountants who otherwise act for neither Lessor or Lessee for final determination, and the decision of such chartered accountants shall be binding upon the parties. The fees of such accountants shall be borne by the unsuccessful party. If the audit, finally determined, determines that Lessee overpaid Operating Expenses and/or Property Taxes, Lessor will immediately reimburse Lessee for the expenses that Lessee paid in excess of the audited Operating Expenses and Property Taxes and will reimburse the Lessee’s reasonable expenses for conducting such audit in the event Lessee paid an amount of five percent (5%) or greater than the amount of the Operating Expenses Lessee should have paid. If the audit determines that Lessee underpaid the Operating Expenses and/or Property Taxes, Lessee will make payment to Lessor within thirty (30) days of Lessee’s receipt of the audit.
ARTICLE XLV

LANGUAGE DECLARATION

50.1 The Parties hereto have requested that the present Agreement of Lease be drawn up in the English language. Les Parties aux présentes ont exigé que la présente Convention de Bail soit rédigée dans la langue anglaise.

IN WITNESS WHEREOF, the Parties hereto have signed these presents at Montreal , Province of Quebec, on the 1st day of January 2023.

NEOMED INSTITUTE
(LESSOR)

PER:	/s/ Matthew Carlyle

Name:	Matthew Carlyle
Title:	EVP & CFO

REPARE THERAPEUTICS INC
(LESSEE)

PER:	/s/ Christopher Kendall

Name:	Christopher Kendall
Title:	VP Finance & FP&A

SCHEDULE “A”

AUTOMATIC WITHDRAWAL INFORMATION

N/A – already on file

SCHEDULE “B”

PLAN OF LEASED PREMISES

Basement

SCHEDULE “B”

PLAN OF LEASED PREMISES

Ground Floor

SCHEDULE “C”

PLAN OF PARKING AREAS

SCHEDULE “D”

LESSOR’S WORK

NA

SCHEDULE “E”

Rules and Regulations

See attached document

SCHEDULE “F”

Square Footage of Leased Premises

Room #	Room Type	Square feet
1208	Office	237
1210	Office	331
2116	Office	83
2215	Office in lab suite	97
2216	Office in lab suite	97
2217	Biology lab	321
2218	Office in lab suite	97
2219	Office in lab suite	97
2232	Vivarium	156
2233	Vivarium	156
2251	Vivarium	212
2272	Biology lab	530
2208A	Biology lab	159
2208B	Biology lab	195
2220A	Office in lab suite	78
2220B	Office in lab suite	180
2232A	Vivarium	149
2243AL	Vivarium	119
2243L	Vivarium	151
	Total	3445